                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-12

                          HASTINGS ENTERTAINMENT, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:


                  --------------------------------------------------------------
         (2)      Aggregate number of securities to which transaction applies:


                  --------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


                  --------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:


                  --------------------------------------------------------------
         (5)      Total fee paid:


                  --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials:

                  --------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


                  --------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:


                  --------------------------------------------------------------

         (3)      Filing Party:



                  --------------------------------------------------------------

         (4)      Date Filed:


                  --------------------------------------------------------------

                          HASTINGS ENTERTAINMENT, INC.
                              3601 PLAINS BOULEVARD
                              AMARILLO, TEXAS 79102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 11, 2003

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Hastings Entertainment, Inc. will be held at our corporate offices, 3601 Plains Boulevard, Amarillo, Texas 79102, on Wednesday, June 11, 2003, at 4:00 p.m., central daylight savings time for the following purposes:

         (1) To elect three directors to our Board of Directors for terms expiring in 2006;

         (2) To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

         The close of business on April 29, 2003 was fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder during ordinary business hours at our offices at 3601 Plains Boulevard, Amarillo, Texas 79102.

         SHAREHOLDERS ARE URGED TO VOTE BY COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES, BY TELEPHONE OR VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD. VOTING IN ANY OF THESE WAYS WILL NOT PREVENT SHAREHOLDERS FROM VOTING IN PERSON AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors

                                              /s/ Jerry M. McKee
                                              JERRY M. MCKEE
                                              Secretary

Amarillo, Texas
May 14, 2003

                                 PROXY STATEMENT
                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
GENERAL QUESTIONS AND ANSWERS....................................................................................1

PROPOSAL NO. 1: ELECTION OF THREE DIRECTORS......................................................................3

         Nominees for election to the Board of Directors.........................................................3

         Continuing Directors....................................................................................3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................5

BOARD MEETINGS AND COMMITTEES....................................................................................7

EXECUTIVE COMPENSATION...........................................................................................8

         Option Grants During Fiscal Year 2002..................................................................10

         Option Exercises During Fiscal Year 2002 and Fiscal Year-End Option Values.............................11

         Director Compensation..................................................................................11

         Employee Contracts and Change of Control Arrangements..................................................11

         Compensation Committee Interlocks and Insider Participation............................................12

REPORT OF THE COMPENSATION COMMITTEE............................................................................12

EQUITY COMPENSATION PLAN INFORMATION............................................................................14

STOCK PERFORMANCE GRAPH.........................................................................................14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................15

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934............................................15

AUDIT COMMITTEE REPORT..........................................................................................15

INDEPENDENT AUDITORS............................................................................................16

FEES PAID TO INDEPENDENT AUDITORS...............................................................................16

OTHER MATTERS...................................................................................................16

ANNUAL REPORT...................................................................................................16

FORM 10-K.......................................................................................................16

SHAREHOLDER PROPOSALS...........................................................................................17

                          HASTINGS ENTERTAINMENT, INC.
                              3601 PLAINS BOULEVARD
                              AMARILLO, TEXAS 79102

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 11, 2003

                                   ----------

                          GENERAL QUESTIONS AND ANSWERS

Q:       WHEN IS THE PROXY STATEMENT BEING MAILED?

A: This Proxy Statement is first being mailed on or about May 14, 2003, to shareholders of the Company by the Board to solicit proxies (the "Proxies") for use at the Annual Meeting.

Q:       WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A: The Annual Meeting will be held on Wednesday, June 11, 2003, at 4:00 p.m. central daylight savings time at our corporate offices, 3601 Plains Boulevard, Amarillo, Texas.

Q:       WHO MAY ATTEND THE ANNUAL MEETING?

A:       All of our shareholders may attend the Annual Meeting.

Q:       WHO IS ENTITLED TO VOTE?

A: Shareholders as of the close of business on April 29, 2003 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

Q:       ON WHAT AM I VOTING?

A:       You will be voting on:

         o The election of three directors to the Board for terms expiring in 2006;

         o Such other business as may properly come before the Annual Meeting or any adjournments thereof.

Q:       HOW DO I VOTE?

A: You may vote by attending the Annual Meeting or, if you chose not to attend, by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, by telephone or via the Internet as instructed on the proxy card. If you then decide to attend the Annual Meeting, you may revoke your Proxy by voting in person.

         All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted:

         o "FOR" the election of each of the persons identified in "Proposal No.1: Election of Three Directors" as nominees for election as directors for a term expiring in 2006;

         o At the discretion of the Proxy holders with regard to any other matter that may properly come before the Annual Meeting.

         Where a shareholder has properly specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by
         (i) providing written notice of revocation to Jerry M. McKee, Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102, or (ii) attending the Annual Meeting and voting in person.

         If you properly specify how your proxy is to be voted, your proxy will be voted accordingly. If you sign and send your proxy but do not indicate how you want to vote, your proxy will be counted as a vote for each of the nominees for election as directors.

Q: IF I ABSTAIN FROM VOTING OR WITHHOLD AUTHORITY TO VOTE FOR ANY DIRECTOR NOMINEE, WILL MY SHARES BE COUNTED IN THE VOTE?

A: If you abstain from voting or elect to withhold authority to vote for any director nominee, your shares will not be counted in the vote for that nominee.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker has limited discretion to vote street-name shares without your instructions. For example, your broker could vote your shares without your instructions on the proposal for election of directors but is not required to do so. To be sure your shares are voted, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares may not be counted in the vote on the proposal for election of directors.

Q:       WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: If you receive more than one proxy card, it is because your shares are in more than one account. You will need to sign and return all proxy cards to ensure that all your shares are voted.

Q:       WHO WILL COUNT THE VOTE?

A: Representatives of Mellon Investor Services, Inc., our transfer agent, will tabulate the votes and act as inspectors of election.

Q:       WHAT CONSTITUTES A QUORUM?

A: As of the Record Date, 11,337,637 shares of our common stock were issued and outstanding. A majority of the issued and outstanding shares, present or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. Votes that are withheld and broker non-votes will be counted towards a quorum but will be excluded from, and have no effect on the outcome of, the election of directors.

Q:       WHAT IS THE REQUIRED VOTE FOR ELECTION OF EACH DIRECTOR?

A: The required vote for election of each director is a plurality of the votes of the shares of common stock having voting power present or represented by Proxy at the Annual Meeting.

Q:       HOW MUCH DID THIS PROXY SOLICITATION COST?

A: We have hired Mellon Investor Services, Inc. to assist in the distribution of proxy materials and solicitation of votes at a cost of $3,750, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

                                 PROPOSAL NO. 1:
                           ELECTION OF THREE DIRECTORS

Our Board of Directors is divided into three classes, with each class consisting of three directors. Members of each class of directors generally serve for a term of three years. A director serves until the Annual Meeting of Shareholders in the year in which his or her term expires or until his or her successor is elected and qualified or until the earlier of his or her resignation, death or removal.

The terms of Messrs. John H. Marmaduke, Gaines L. Godfrey and Jeffrey G. Shrader expire at this Annual Meeting, and the Board has nominated each of them for reelection at the Annual Meeting as a director to serve for a three-year term expiring at our Annual Meeting in 2006 or until his successor is elected and qualified or until his resignation, death or removal. In order to be elected a director, a nominee must receive a plurality of the votes of the shares of common stock having voting power present or represented by Proxy at the Annual Meeting.

The nominees have indicated their willingness to serve as members of the Board if elected; however, in case any nominee becomes unavailable for election to the Board for any reason not presently known or contemplated, the Proxy holders have discretionary authority to vote the Proxy for a substitute nominee or nominees. Proxies cannot be voted for more than three nominees. Set forth below is information as to the nominees for election at the Annual Meeting and each of the directors whose term of office will continue after the Annual Meeting, including their ages, present principal occupations, other business experiences during the last five years, membership on committees of the Board and directorships in other companies.

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED BELOW FOR ELECTION AS DIRECTORS (ITEM 1 ON THE PROXY CARD.)

              NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

JOHN H. MARMADUKE, age 56, has served as Hastings' President and Chief Executive Officer since July 1976 and as Chairman of the Board since October 1993. Mr. Marmaduke served as President for Western Merchandisers, Inc., our former parent company, from 1982 through June 1994, including the years 1991 through 1994 when Western was a division of Wal-Mart. Mr. Marmaduke also serves on the board of directors of Organized Living, Inc., the Video Software Dealers Association and is a former President of the National Association of Recording Merchandisers. Mr. Marmaduke has been active in the entertainment retailing industry with us and our predecessor company for over 30 years. John H. Marmaduke and Stephen S. Marmaduke are brothers.

GAINES L. GODFREY, age 69, has served as a director Hastings since October 1991. Mr. Godfrey served as Hastings' Senior Vice President from May 2000 to January 2001 and as Senior Vice President and Chief Financial Officer from May 2000 to October 2000. Mr. Godfrey has been associated with Godfrey Ventures in the field of financial consulting, including evaluations, financing, underwriting, purchases and sales in a wide range of industries, since 1982. Mr. Godfrey was associated with Mesa Petroleum from 1973 to 1982 and served as its Vice President of Finance from 1974 to 1982.

JEFFREY G. SHRADER, age 52, has served as a director of Hastings since October 1992. Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, P.C. in Amarillo, Texas since January 1993. Mr. Shrader is also a member of the Board of Directors of Parallel Petroleum Corporation.

CONTINUING DIRECTORS

STEPHEN S. MARMADUKE, age 53, has served as a director Hastings since October 1991. From 1978 to September 1992, Mr. Marmaduke served as Vice President of Purchasing for Western Merchandisers, Inc. Mr. Marmaduke is a former Board Member of the Country Music Association. Mr. Marmaduke is currently a private investor. John H. Marmaduke and Stephen S. Marmaduke are brothers.

PETER A. DALLAS, age 67, has served as a director of Hastings since October 1991 and our predecessor since 1970. Mr. Dallas' current term expires in 2004. Mr. Dallas is presently an independent banking consultant. Mr. Dallas served as an officer of Bank of America, N.A. and its predecessors, NationsBank, N.A., Boatmen's First National Bank of Amarillo and The First National Bank of Amarillo, from 1965 to 1999. Mr. Dallas is also a member of the Board of Directors of a private investment company.

DARYL L. LANSDALE, age 62, has served as a director of Hastings since March 2001. Mr. Lansdale's current term expires in 2005. Mr. Lansdale is currently a consultant and a private investor. Mr. Lansdale was President of Rush Retail Centers from March 1998 to January 2002. Mr. Lansdale also served as Chairman and Chief Executive Officer of Scotty's, Inc. from July 1987 to March 1996. Mr. Lansdale served as President and Chief Executive Officer of Lil' Things, Inc. from January 1997 to February 1998.

ANN SPECTOR LIEFF, age 51, has served as director of Hastings since December 2001. Ms. Lieff's current term expires in 2004. Mrs. Lieff is the founder of The Lieff Company and has been its President since 1998. For more than 24 years prior to 1998, Mrs. Lieff was in the music industry employed by Spec's Music serving in various sales positions, Vice President from 1974 to 1981 and President and CEO from 1981 to 1998. Mrs. Lieff currently serves as a Board member of Herzfeld Caribbean Basin Fund, Inc., Mayor's Jewelers and Executive Advisory Board, University of Denver Daniels College of Business.

FRANK O. MARRS, age 58, has served as a director Hastings since April 2003. Mr. Marrs' current term expires in 2005. Mr. Marrs has served as Chief Executive Officer of Gupton Marrs International since 2001. For more than 24 years prior to 1998, Mr. Marrs was employed by KPMG, LLP, serving in several leadership positions, including National Managing Partner of Audit.

RON G. STEGALL, age 55, has served as a director of Hastings since May 1996. Mr. Stegall's current term expires in 2004. Mr. Stegall is the founder of Arlington Equity Partners, Inc. and has served as its Chief Executive Officer since January 1992. Mr. Stegall has also served as the General Partner of American Eagle Harley-Davidson since October 2001. Mr. Stegall is also the founder of BizMart, Inc. and from October 1987 to December 1991 served as its Chief Executive Officer.. For more than 16 years prior to 1987, Mr. Stegall was employed by Tandy Corporation/Radio Shack Division, serving as Senior Vice President from 1983 to 1987 and Vice President from 1979 to 1983. Mr. Stegall currently serves as Chairman of the Board of InterTAN, Inc. and as a director of Gadzooks, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 29, 2003 regarding the beneficial ownership of common stock by each person known by Hastings to own five percent or more outstanding common stock, each director, each named executive officer (as defined in "Executive Compensation"), and the directors and executive officers of Hastings as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. The percentage of beneficial ownership is calculated based on 11,337,637 shares of common stock outstanding as of April 29, 2003.

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL
NAME AND ADDRESS (1)                                                     OWNERSHIP(2)       PERCENT OF CLASS(3)
--------------------                                                  -----------------     -------------------
John H. Marmaduke (4)                                                      4,113,961             34.90%
Stephen S. Marmaduke (5)                                                   1,398,751             12.31%
Estate of Sam Marmaduke (6)                                                  960,403              8.47%
P.O. Box 33251
Amarillo, Texas 79102
Peter A. Dallas (7)                                                           42,893                 *
Gaines L. Godfrey (8)                                                        126,192                 *
Daryl L. Lansdale (9)                                                          9,821                 *
Ann S. Lieff (10)                                                             13,191                 *
Frank O. Marrs                                                                 3,082                 *
Jeffrey G. Shrader (11)                                                       59,387                 *
Ron G. Stegall (12)                                                           38,285                 *
Dan Crow (13)                                                                 46,229                 *
Robert A. Berman (14)                                                         87,761                 *
James S. Hicks (15)                                                           38,427                 *
Alan Van Ongevalle (16)                                                       38,861                 *
Officers and directors as a group (14 persons)                             6,016,841             49.89%

----------

*        Represents less than 1%.

(1) The address for each of the beneficial owners identified is c/o Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102.

(2) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of April 29, 2003 by the person indicated and shares underlying options owned by such person on April 29, 2003 that were exercisable within 60 days of that date.

(3) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(4) Includes 960,403 shares held by the Estate of Sam Marmaduke, of which John H. Marmaduke is the Independent Executor, and 2,254,525 shares held by the John H. Marmaduke Family Limited Partnership, the managing general partner of which is John H. Marmaduke Management, Inc., of which John H. Marmaduke is president, 38,735 shares held by Martha A. Marmaduke, John H. Marmaduke's wife, 2,001 shares held by Margaret Hart Marmaduke, John H. Marmaduke's daughter, 10,118 shares held by Owen M. Marmaduke, John H. Marmaduke's son, 3,771 shares and 6,580 shares held in Hastings' Associate Stock Ownership Plan and 401(k) Plan, respectively, and options exercisable for 450,720 shares of common stock.

(5) Includes 1,363,785 shares held by the Stephen S. Marmaduke Family Limited Partnership, the managing general partner of which is Stephen
         S. Marmaduke Management, Inc., of which Stephen S. Marmaduke is president and options exercisable for 27,710 shares of common stock.

(6) These shares are also included in the number of shares attributed to John H. Marmaduke.

(7)      Includes 27,710 options exercisable for shares of common stock

(8)      Includes 26,192 options exercisable for shares of common stock.

(9)      Includes 1,518 options exercisable for shares of common stock.

(10)     Includes 1,012 options exercisable for shares of common stock.

(11)     Includes 27,710 options exercisable for shares of common stock.

(12) Includes 22,650 options exercisable for shares of common stock, 355 shares held by Arlington Equity Partners, of which Ron Stegall is the Chief Executive Officer, and 7,083 shares held by Ron Stegall Limited Partnership, the managing general partner of which is Ron Stegall.

(13) Includes 888 shares and 341 shares held in Hastings' Associate Stock Ownership Plan and 401(k) Plan, respectively, and 37,000 options exercisable for shares of common stock.

(14) Includes 1,865 shares held in Hastings' Associate Stock Ownership Plan and 42,000 options exercisable for shares of common stock.

(15) Includes 2,104 shares and 773 shares held in Hastings' Associate Stock Ownership Plan and 401(k) Plan, respectively, and 30,000 options exercisable for shares of common stock.

(16) Includes 1,538 shares and 104 shares held in Hastings' Associate Stock Ownership Plan and 401(k) Plan, respectively, and 27,552 options exercisable for shares of common stock.

                          BOARD MEETINGS AND COMMITTEES

During fiscal 2002, our Board held four meetings. All incumbent directors attended at least 94% of all Board and applicable committee meetings.

Our Board had both an audit committee and a compensation committee in fiscal
2002.

         o The Audit Committee, pursuant to the Audit Committee Charter, adopted March 30, 2001 and effective June 1, 2001, undertakes a variety of activities designed to assist our Board in fulfilling its oversight role regarding the professional services and independence of Hastings' independent auditors and our accounts, procedures and internal controls. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with Hastings's independent auditors, the corporate accounting practices and policies and recommending to whom reports should be submitted within Hastings, (iii) reviewing Hastings' independent auditors final report, (iv) reviewing with internal and independent auditors overall accounting and financial controls, and (v) being available to the independent auditors during the year for consultation purposes.

                  The members of our Audit Committee are Frank O. Marrs (Chair), Daryl L. Lansdale and Ron G. Stegall, all of whom are independent directors within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. During fiscal 2002, the Audit Committee met seven times. Mr. Marrs joined our Board on April 4, 2003 as a member of the Audit Committee. During fiscal 2002, Peter A. Dallas was the chairman of the Audit Committee of Board of Directors.

         o The Compensation Committee recommends the compensation of our officers and performs other similar functions and recommends grants of options under our stock option plans for consideration by the Board of Directors. See "Executive Compensation." Committee members are Jeffrey G. Shrader, Peter
                  A. Dallas and Daryl L. Lansdale. The Compensation Committee met three times in Fiscal 2002.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation earned during the last three fiscal years by the Chief Executive Officer and each of our four other most highly compensated officers (collectively, the "named executive officers").

                                                                                             LONG-TERM
                                                                                       COMPENSATION AWARDS
                                                                                   -----------------------------
                                                                                    RESTRICTED       SECURITIES
                                                                                      STOCK          UNDERLYING         ALL OTHER
      NAME AND PRINCIPAL                  FISCAL                                      AWARDS          OPTIONS/        COMPENSATION
           POSITION                        YEAR     SALARY ($)     BONUS ($)            ($)          SARs (#)(1)          ($)
-------------------------------           ------    ----------    ---------        -----------      -------------    -------------
John H. Marmaduke                          2002     $ 222,582     $ 247,500               --           55,000        $   5,418(2)
Chairman of the Board,                     2001     $ 201,770     $ 278,105               --          100,000        $   5,431(2)
President and Chief Executive              2000     $ 182,577     $ 209,250               --               --        $ 105,437(2)
Officer

Dan Crow(3)                                2002     $ 120,825     $  76,872               --           35,000        $   5,734(4)
Vice President and                         2001     $ 113,377     $  92,813               --           80,000        $   6,377(4)
Chief Financial Officer                    2000     $  49,731     $  37,500               --           30,000               --

Robert A. Berman                           2002     $ 112,414     $  83,254               --           20,000        $   5,590(6)
Vice President of Store                    2001     $ 113,455     $ 108,150               --           40,000        $   4,560(6)
Operations                                 2000     $ 106,503     $  94,500        $  77,127(5)        50,000        $   4,806(6)

James S. Hicks                             2002     $  97,346     $  42,750               --           15,000        $   3,411(8)
Vice President of Product                  2001     $  99,357     $  55,620               --           30,000        $   4,351(8)
                                           2000     $  91,288     $  48,600        $  13,931(7)        35,000        $   2,963(8)

Alan Van Ongevalle                         2002     $  98,714     $  27,428               --           15,000        $   3,367(10)
Vice President of Information              2001     $  90,100     $  34,565               --           30,000        $   5,361(10)
Systems & Distribution                     2000     $  81,227     $  19,830        $  10,181(9)        30,000        $   3,093(10)

(1)      Options to acquire common stock.

(2) The amount shown for Fiscal 2002 includes (i) annual matching contributions paid by Hastings for Mr. Marmaduke's account pursuant to the our 401(k) Plan in the amount of $3,418 and (ii) an annual contribution paid by Hastings for Mr. Marmaduke's account pursuant to our Associate Stock Ownership Plan in the amount of $2,000. In Fiscal 2000, the amount shown includes an annuity with a principal amount of $100,000 funded by Hastings for Mr. Marmaduke. The amounts shown for fiscal 2001 and 2000 include (i) annual matching contributions paid by Hastings for Mr. Marmaduke's account pursuant to the our 401(k) Plan in the amounts of $1,861 and $3,737 in fiscal 2001 and 2000, respectively, and (ii) annual contributions paid by Hastings for Mr. Marmaduke's account pursuant to our Associate Stock Ownership Plan in the amounts of $3,570 and $1,700 in fiscal 2001 and 2000, respectively.

(3)      Mr. Crow was employed by Hastings effective July 31, 2000.

(4) The amounts shown include (i) annual matching contributions paid by Hastings for Mr. Crow's account pursuant to our 401(k) Plan in the amounts of $3,752 and $4,080 in fiscal 2002 and 2001, respectively, and
         (ii) an annual contribution paid by Hastings for Mr. Crow's account pursuant to our Associate Stock Ownership Plan in the amounts of $1,982 and $2,297 in fiscal 2002 and 2001, respectively.

(5) Mr. Berman was issued 30,728 Restricted Stock Units with a market value on the date of the award of $77,127 in exchange for certain outstanding Stock Options with an exercise price of $9.00 or more.

(6) The amounts shown include (i) annual matching contributions paid by Hastings for Mr. Berman's account pursuant to the our 401(k) Plan in the amounts of $3,590, $2,406 and $3,737 in fiscal 2002, 2001 and 2000, respectively, and (ii) annual contributions paid by Hastings for Mr. Berman's account pursuant to our Associate Stock Ownership Plan in the amounts of $2,000 and $2,154 and $1,069 in fiscal 2002, 2001 and 2000, respectively.

(7) Mr. Hicks was issued 5,550 Restricted Stock Units with a market value on the date of the award of $13,931 in exchange for certain outstanding Stock Options with an exercise price of $9.00 or more.

(8) The amounts shown include (i) annual matching contributions paid by Hastings for Mr. Hicks' account pursuant to our 401(k) Plan in the amounts of $1,990, $2,433 and $2,050 in fiscal 2002, 2001 and 2000, respectively, and (ii) annual contributions paid by Hastings for Mr. Hicks' account pursuant to our Associate Stock Ownership Plan in the amounts of $1,421, $1,918 and $913 in fiscal 2002, 2001 and 2000, respectively.

(9) Mr. Van Ongevalle was issued 4,056 Restricted Stock Units with a market value on the date of the award of $10,181 in exchange for certain outstanding Stock Options with an exercise price of $9.00 or more.

(10) The amounts shown include (i) annual matching contributions paid by Hastings for Mr. Van Ongevalle's account pursuant to our 401(k) Plan in the amounts of $2,094, $3,437 and $2,281 in fiscal 2002, 2001 and 2000, respectively, and (ii) annual contributions paid by Hastings for Mr. Van Ongevalle's account pursuant to our Associate Stock Ownership Plan in the amounts of $1,273, $1,924 and $812 in fiscal 2002, 2001 and 2000, respectively.

OPTION GRANTS DURING FISCAL YEAR 2002

The following table sets forth information concerning stock options granted during fiscal 2002 to the named executive officers. There have been no grants of SARs during fiscal 2002 or prior years.

                                       INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------
                                  NUMBER OF                                                             POTENTIAL REALIZABLE VALUE
                                 SECURITIES       PERCENT OF TOTAL                                      AT ASSUMED ANNUAL RATES OF
                                 UNDERLYING         OPTIONS/SARS                                       STOCK PRICE APPRECIATION FOR
                                   OPTIONS/          GRANTED TO          EXERCISE OR                         OPTION TERM(1)
                                     SARS        EMPLOYEES IN FISCAL     BASE PRICE      EXPIRATION    ----------------------------
      NAME                      GRANTED (#)(2)          YEAR               ($/SH)           DATES         5% ($)           10% ($)
-------------------             --------------   -------------------     -----------     ----------    ------------    ------------
John H. Marmaduke                  30,000(3)            8.5%             $    6.630       3/1/2012        $  125,087     $  316,995
                                   21,936(4)            6.2%             $    7.300       3/1/2007        $  100,707     $  255,210
                                    3,064(5)             .9%             $    6.630       3/1/2007        $   12,776     $   32,376
Dan Crow                           35,000(3)            9.9%             $    6.630       3/1/2012        $  145,935     $  369,828
Robert A. Berman                   20,000(3)            5.7%             $    6.630       3/1/2012        $   83,391     $  211,330
James S. Hicks                     15,000(3)            4.2%             $    6.630       3/1/2012        $   62,544     $  158,498
Alan Van Ongevalle                 15,000(3)            4.2%             $    6.630       3/1/2012        $   62,544     $  158,498

----------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on our common stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, non-transferability or vesting over periods. The use of the assumed 5% and 10% returns is established by the Securities and Exchange Commission and is not intended by us to forecast possible future appreciation of the price of the common stock.

(2)      Options to acquire shares of common stock.

(3) Twenty percent (20%) of the options are exercisable on each anniversary of March 1, 2002 until all such options are exercisable.

(4) 9,436 of these options are fully exercisable and 12,500 options will be exercisable on March 1, 2004.

(5)      These options are fully exercisable.

OPTION EXERCISES DURING FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION VALUES

The following table sets forth the number and value of all options held at the end of fiscal 2002 by the named executive officers. No options were exercised during fiscal 2002 by the named executive officers of Hastings. Hastings does not have any outstanding stock appreciation rights.

                               NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED                  IN-THE-MONEY
                              OPTIONS/SARS AT FISCAL            OPTIONS/SARS AT FISCAL
                                    YEAR END (#)                   YEAR END ($)(1)
                            ----------------------------     -----------------------------
        NAME                EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------       -----------    -------------     -----------     -------------
John H. Marmaduke              432,220        127,500        $   33,450       $   94,425
Dan Crow                        22,000        117,000        $   30,960       $  117,240
Robert A. Berman                28,000         82,000        $   26,840       $   67,360
James S. Hicks                  20,000         60,000        $   19,330       $   49,320
Alan Van Ongevalle              18,000         57,000        $   17,730       $   46,920

----------

(1) Value of Unexercised In-the-Money Options is determined using the closing price of Hastings common stock on January 31, 2003, which was $4.35.

DIRECTOR COMPENSATION

We reimburse all directors for expenses incurred in connection with their activities as directors. Our non-employee directors receive an annual cash retainer of $15,000 and an annual grant of shares of common stock valued at $10,000 for service as directors. In addition, each non-employee director receives a fee of $1,000 for each director meeting and $750 for each committee meeting attended in person or by telephone. Also, on March 30, 2001, each of the non-employee directors was issued a one-time grant of options to purchase 25,000 shares of our common stock at fair market value on that day. These options have a ten-year life and vest 20% on each anniversary of March 30, 2001. We have a 1996 and 2002 Stock Option Plan for Outside Directors and a 1998 and 2002 Stock Grant Plan for Outside Directors for our non-employee directors. Both of the Outside Directors Option Plans provide that each non-employee director receives an initial option for 2,530 shares of common stock upon election as a director, and an annual grant of 2,530 shares thereafter. Each option is granted at the fair market value of our common stock at the time of the grant. All initial and annual stock options granted pursuant to the 1996 and 2002 Stock Option Plan for Outside Directors are nonqualified stock options and generally expire 10 years from the date of grant. If optionee ceases to be a director due to death, disability, retirement or a change of control event, grants will expire three years from the date of any such events. If the optionee ceases to be a director any other reason, grants will expire nine months from the date the optionee ceases to be director. During the fiscal year ending January 31, 2003, outside directors were granted a total of 17,710 options under the 1996 and 2002 Stock Option Plans for Outside Directors. As of January 31, 2003, 12,630 options were available for grant under the 1996 Stock Option Plans for Outside Directors and 84,820 options were available for grant under the 2002 Stock Option Plan for Outside Directors. During the fiscal year ending January 31, 2003, outside directors were granted 11,775 shares under the Stock Grant Plan for Outside Directors. As of January 31, 2003, all shares of common stock available under the 1998 Stock Grant Plan for Outside Directors had been granted to non-employee directors and 38,225 shares were available under the 2002 Stock Grant Plan for Outside Directors.

EMPLOYEE CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Hastings has employment agreements with each of Messrs. Marmaduke, Crow, Berman, Hicks, and Van Ongevalle (each, an "Executive"). Each employment agreement provides that the Executive's salary shall be determined by the Board of Directors and that the Executive's employment shall continue until terminated by either the Executive or Hastings. Either Hastings or the Executive has the right to terminate the employment at any time with or without cause by delivering written notice of termination to the other party. Each agreement provides for a severance payment if the agreement is terminated by Hastings without cause (as defined in the agreement). Under such circumstances, Mr. Marmaduke would receive his base annual salary and bonus for a period of 36 months, Messrs. Crow and Berman would receive their base annual salary and bonus for a period of 24 months and each of Messrs.

Hicks and Van Ongevalle would receive his base annual salary and bonus for a period of 18 months following the date of termination, payable over such period and at such times as Hastings' executives receive their regular salary and bonus payments, and any benefits under any plans in which the Executive is a participant to the full extent of such Executive's rights under such plans. If the agreements are terminated either voluntarily by the Executive or by Hastings with cause, or by reason of death or disability, then the Executive will not be entitled to payments under his employment agreement.

Upon a change in control of Hastings, each Executive will receive a payment to compensate him for the loss of long-term capital gains treatment of certain options granted to the Executive. Each employment agreement provides that, in the event the Executive terminates employment with Hastings, the Executive may not, for a period of 18 months following termination, work for or assist a competitor of Hastings, use certain information obtained from Hastings, or induce any other employees of Hastings to terminate their relationship with Hastings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Messrs. Shrader, Dallas and Lansdale. There are no interlocks, as defined in applicable Securities and Exchange Commission rules, and no officer or former officer of Hastings is a member of the Compensation Committee. Mr. Shrader is a shareholder in the law firm of Sprouse Shrader Smith P.C. in Amarillo, Texas, which has provided legal services to Hastings since 1993. During fiscal 2002 Hastings made aggregate legal payments of approximately $0.2 million to such law firm. Hastings believes that these services have been provided on terms as favorable as those which Hastings could have obtained from a non-affiliated third party.

                      REPORT OF THE COMPENSATION COMMITTEE

Our compensation program is designed to motivate, reward and retain the management talent Hastings needs to achieve its business goals. This program makes a significant portion of officers' compensation dependent upon increases in shareholder value.

The Compensation Committee supervises Hastings' compensation program. The Compensation Committee is made up of non-employee Directors who do not participate in any of the compensation plans they administer. The Compensation Committee recommends the salary and other incentives packages of our executive officers to the Board of Directors, which in turn actually approves the compensation packages.

Our success depends on attracting and retaining executives who have developed the skills and expertise required to lead and manage a multimedia entertainment retailer. Our philosophy is to do this with (1) competitive base salaries, (2) rewards for performance and accomplishments on an annual basis, and (3) incentives to meet long-term objectives.

We pay for performance based on an individual's level of responsibility. We motivate performance by recognizing the year's results and by providing incentives for improvement in the future. The three major components of our compensation program are base salary, incentive bonus awards made on an annual basis, and long-term incentive awards.

Base Salary. Salaries are reviewed annually based on competitive positioning (comparing Hastings' salary structure with salaries paid by other companies) and our business performance. Initially, our Chief Executive Officer recommends base salary amounts to the Compensation Committee. In reviewing these recommendations, the Compensation Committee uses a number of surveys to determine competitive salary positions. Primarily, the Compensation Committee compares salary structure with both entertainment and non-entertainment retailing companies.

Our general headquarters and most of our retail operations are not located in large metropolitan areas. Accordingly, salary ranges are targeted at the median level of the survey data. Within these ranges, the Compensation Committee determines each individual executive officer's salary based on performance, responsibility, experience and results.

Incentive Awards Made on an Annual Basis. A significant portion of an executive officer's income is based upon the Corporate Officer Incentive Program ("COIP"). This program provides for incentive cash payments based upon incentive targets expressed as a percentage of a participant's base salary if certain performance goals are met. Each fiscal year is divided into two separate six-month performance periods, and awards are made for each performance period. Amounts payable under COIP are not guaranteed, and thus a significant portion of each officer's annual compensation is essentially at risk.

At the beginning of each performance period, each officer is assigned an incentive target amount expressed as a percentage of base salary. Generally, the higher the level an officer's responsibility is with Hastings, the greater the percentage of his overall annual compensation is subject to being earned under COIP. The incentive target for a performance period can be increased to not more than 200% of the targeted amount or decreased to not less than 55% of the targeted amount based upon performance achievement. As of January 31, 2003, the performance measures for all incentive plan participants were based upon sales and return on equity as defined in our annual business plan. Return on equity is defined as the after-tax rate of return on beginning shareholders' equity for the performance period.

Within 90 days after the end of each performance period, each participant's base salary rate is multiplied by the earned incentive plan award percentage to determine the dollar value of the award for the performance period in question. The maximum annual award payable under the COIP is the lesser of 250% of the participant's most recent annualized base salary or $1,000,000. A portion of any bonus may be used to purchase Restricted Stock Units.

In fiscal 2002, during the first six-month performance period, we realized 75% of the incentive target and in the second six-month performance period we realized 60% of the incentive target.

Long-term Incentive Awards. Long-term incentive rewards are intended to develop and retain strong management through share ownership. Stock options are the primary long-term incentive granted to officers, as well as some of our other key employees. The Compensation Committee believes that a significant portion of officers' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the officers' interest directly to the shareholders' interest.

The number of options granted to officers is based upon individual performance and level of responsibility. Option grants must be of sufficient size to provide a strong incentive for executives who work for long-term business interests and become significant owners of the business. The Compensation Committee reviews market studies for long-term compensation awards, and endeavors to make option grants to provide the necessary incentive to attract and retain qualified executives.

Deductibility of Compensation. The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer or other named executive officers. It is our policy to attempt to have our executive compensation plans treated as tax deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of that compensation plan.

Chief Executive Officer Compensation. The total compensation of John H. Marmaduke, our Chairman, President and Chief Executive Officer, was $475,500 during fiscal 2002, representing a base salary of $222,582 and a bonus, pursuant to the COIP, of $247,500, and annual matching contributions paid by Hastings for Mr. Marmaduke's accounts pursuant to our 401(k) and Associate Stock Ownership Plans in the amounts of $3,418 and $2,000, respectively. Mr. Marmaduke's compensation was based upon a comparison to the compensation of officers in similar positions at other retailers, taking into consideration Hastings' size, performance and business philosophy.

This report is submitted by the members of the Compensation Committee as of January 31, 2003:

                                               Jeffrey G. Shrader, Chair
                                               Peter A. Dallas
                                               Daryl L. Lansdale

                      EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning stock options outstanding, the weighted average exercise price of those options and options remaining to be granted under existing option plans, whether approved or not approved by security holders, as of January 31, 2003. The purpose of this table is to illustrate the potential dilution that could occur from past and future equity grants. Hastings does not have any outstanding warrants or stock appreciation rights.

                                                      EQUITY COMPENSATION PLAN INFORMATION
                                             NUMBER OF
                                            SECURITIES
                                           TO BE ISSUED                               NUMBER OF SECURITIES
                                         UPON EXERCISE OF      WEIGHTED-AVERAGE     REMAINING AVAILABLE FOR
                                           OUTSTANDING         EXERCISE PRICE OF      FUTURE ISSUANCE UNDER
                                             OPTIONS,         OUTSTANDING OPTIONS,     EQUITY COMPENSATION
              PLAN CATEGORY            WARRANTS AND RIGHTS    WARRANTS AND RIGHTS           PLANS (1)
              -------------            -------------------    -------------------   ----------------------
         Equity compensation                 1,755,339           $      5.97                  926,465
            plans approved by
            security holders
         Equity compensation
            plans not approved
            by security holders                     --                    --                       --
                                           -----------           -----------              -----------
                  Total                      1,755,339           $      5.97                  926,465
                                           ===========           ===========              ===========


(1) Includes stock grants for 38,225 shares of common stock available under the 2002 Stock Grant Plan for Outside Directors.

                             STOCK PERFORMANCE GRAPH

The following graph compares the annual cumulative total shareholder return on an investment of $100 on June 12, 1998 (the first day of public trading) in Hastings common stock, based on the market price of the common stock, with the cumulative total return of similar investments in the Nasdaq National Market Retail Trade Stocks Index and in the S&P 500 Market Index.

Performance Graph

               Date                 HAST               S&P 500        Retail Trade Index
             ---------           ----------           ---------       ------------------
             12-Jun-98              100.000             100.000           100.000
             29-Jan-99              106.570             117.862            85.735
             31-Jan-00               32.832             129.996            67.066
             31-Jan-01               15.661             129.034            82.562
             31-Jan-02               44.444             108.301            96.564
             31-Jan-03               35.152              83.333            55.591

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Jeffrey G. Shrader, one of our directors, is a shareholder in the law firm of Sprouse Shrader Smith P.C., Amarillo, Texas, which has provided legal services to Hastings since 1993. (See "Compensation Committee Interlocks and Insider Participation").

Gaines L. Godfrey, one of our directors, owns, as a limited partner, interests of 10% or less in certain limited partnerships that lease land and improvements to Hastings under triple net leases. During fiscal 2002 Hastings made aggregate lease payments of approximately $0.5 million, to such limited partnerships. We believe that these leases are on terms as favorable as those which we could have obtained from a non-affiliated third party.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

To our knowledge, based solely on the review of the forms submitted to us during and with respect to the 2002 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with and have been timely filed.

                             AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

The Audit Committee obtained from its independent auditors, Ernst & Young LLP, a formal report delineating all relationships between the independent auditors and Hastings that may bear on the auditors' independence consistent with Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee also discussed and reviewed with the independent auditors and Hastings management audit plans, audit scope, identification of audit risks and the quality and adequacy of Hastings internal controls.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

The Audit Committee reviewed with Hastings' management and the independent auditors the audited financial statements of Hastings as of and for the fiscal year ended January 31, 2003. The management of Hastings has the responsibility for the preparation of Hastings' financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2003 be included in Hastings' Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of the services other than those described under "Audit Fees" below is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

                                               Frank O. Marrs, Chair
                                               Daryl L. Lansdale
                                               Ron G. Stegall

                              INDEPENDENT AUDITORS

The Board, upon the recommendation of the audit committee, has approved the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ended January 31, 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the Annual Meeting.


                        FEES PAID TO INDEPENDENT AUDITORS

Aggregate fees paid for professional services rendered by Ernst & Young during the fiscal year ended January 31, 2003:

                    Audit Fees      $ 252,605
      Other Audit Related Fees         73,666
                  Tax Services         86,903
                         Other          1,500
                                    ---------
                    Total Fees      $ 414,674
                                    =========

                                  OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by Proxies will be voted in accordance with the judgment of the Proxy holders.

                                  ANNUAL REPORT

The Annual Report to our Shareholders, including financial statements for the fiscal year ended January 31, 2003, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

                                    FORM 10-K

COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K (EXCLUDING EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO HASTINGS ENTERTAINMENT, INC., 3601 PLAINS BOULEVARD, AMARILLO, TEXAS 79102, ATTENTION: INVESTOR RELATIONS DEPARTMENT OR BY VISITING THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEB SITE AT WWW.GOHASTINGS.COM. Exhibits to the Form 10-K will be furnished upon payment of a fee of $0.50 per page to cover the Company's expenses in furnishing the exhibits.

                              SHAREHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for the 2004 Annual Meeting, proposals of shareholders must be in writing and received by us no later than January 14, 2004. To be presented at the 2004 Annual Meeting without inclusion in our proxy statement for such meeting, proposals of shareholders must be in writing and received by us no later than April 22, 2004. Such proposals should be mailed to Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102 and directed to the Secretary of the Company.

                                           By Order of the Board of Directors

                                           /s/ Jerry M. McKee
                                           JERRY M. MCKEE
                                           Secretary
Amarillo, Texas
May 14, 2003

                                      PROXY

                          HASTINGS ENTERTAINMENT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HASTINGS ENTERTAINMENT, INC. (THE "COMPANY") FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2003, AT 4:00 P.M. CENTRAL DAYLIGHT SAVINGS TIME AT OUR CORPORATE OFFICES, 3601 PLAINS BOULEVARD, AMARILLO, TEXAS, 79102. The undersigned hereby appoint(s) Stephenie Brown and Jerry M. McKee, or either of them, with full power of substitution, and with discretionary authority, the proxies of the undersigned to vote all shares of common stock the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 11, 2003, and at any adjournment thereof, upon the matters listed below, and in accordance with her or his best judgment with respect to any other matters which may properly come before the meeting.

The proxy, when duly executed, will be voted in the manner directed herein, and in the absence of specific directions to the contrary, this proxy will be voted
(i) for the election of the three nominees for director and (ii) in the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors request that you promptly execute and mail this proxy.

     Dated this ________ day of ____________, 2003.


                              -------------------------------------------------
                              (Please sign exactly as your name appears on the stock certificate. If shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, guardian, or other capacity, please give title as such.)


The Board of Directors recommends a vote "For" Proposal 1.

1. Election of Directors of the two nominees listed below (except as indicated on the contrary below):

         INSTRUCTION: TO VOTE FOR ALL THE NOMINEES LISTED BELOW, CHECK THE "FOR" BOX. TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "WITHHOLD" BOX AND MARK THROUGH THE NOMINEE'S NAME.


FOR all nominees listed to     WITHHOLD AUTHORITY TO vote one or more nominees
the right                      listed to the right, but vote FOR the remaining
                               nominees

                                           [ ]    John H. Marmaduke
       [  ]
                                           [ ]    Gaines L. Godfrey

                                           [ ]    Jeffrey G. Shrader